NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, August 2, 2019

LyondellBasell Reports Second Quarter 2019 Earnings

Second Quarter 2019 Highlights

•	Net Income: $1.0 billion

•	Diluted earnings per share: $2.70 per share

•	EBITDA: $1.6 billion, an increase of 11% over the first quarter 2019

•	Announced new 250 kt Spherizone polypropylene project for our JV in Thailand

•	Increased our quarterly dividend to $1.05 per share, the eleventh increase over the past 8 years

•	Issued dividends totaling $388 million

•	Launched a tender offer that led to the repurchase of 35.1 million shares in July

Comparisons with the prior quarter and second quarter 2018 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Sales and other operating revenues	$9,048	$8,778	$10,206	$17,826	$19,973
Net income	1,003	817	1,654	1,820	2,885
Diluted earnings per share	2.70	2.19	4.22	4.88	7.33
Weighted average diluted share count	370	372	392	371	394
EBITDA (a)	1,579	1,428	2,010	3,007	3,923
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the second quarter 2019 of $1.0 billion, or $2.70 per share. Second quarter 2019 EBITDA was $1.6 billion. Integration activities related to the acquisition of A. Schulman are on schedule and expected to generate approximately $100 million in forward annual run-rate synergies as of the close of the second quarter.

“LyondellBasell's leading business portfolio, strong operations and advantaged assets delivered value in the second quarter by serving global consumer-driven demand for our products. Increased seasonal demand and reduced feedstock costs improved ethylene chain margins for both of our Olefins & Polyolefins segments. In our Intermediates & Derivatives segment, robust seasonal margins increased profitability from our Oxyfuels & Related Products business. Despite our Houston refinery operating at 97% of nameplate capacity, low discounts for heavy sour crude oil in the U.S. Gulf Coast market continued to pressure the profitability of our Refining segment," said Bob Patel, LyondellBasell CEO.

“In the second quarter we continued to advance our value-driven growth strategy. Our disciplined approach to capital deployment remains unchanged. We executed on this strategy in the second quarter by raising our dividend, moving forward on our projects to sustain and grow our assets, ending discussions regarding the potential acquisition of Braskem and launching a substantial share repurchase while maintaining our strong investment grade credit rating. The tender offer demonstrates our confidence in the value of our company and the outlook for our business,” Patel said.

OUTLOOK
"In July, we continue to see resilient demand for the majority of our products with consumer-based demand driving stable volumes for our Olefins & Polyolefins segments. In North America, the majority of the ethylene crackers and polyethylene plants planned to start between 2016 and 2019 has been commissioned and more than 70% of the polyethylene capacity is now operational. We expect low-cost natural gas liquid feedstocks will continue to drive strong chain margin in our Olefins & Polyolefins Americas segment as well as our Oxyfuels and Related Products business. Looking beyond the quarter, we look forward to the start-up of our Hyperzone HDPE plant during the second half of this year," Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology. Results for our Advanced Polymer Solutions segment incorporates the businesses acquired from A. Schulman beginning on August 21, 2018. Historical segment results for Olefins and Polyolefins - Americas and Olefins and Polyolefins - Europe, Asia and International prior to the acquisition were recast as a result of the shift of polypropylene compounds, Catalloy and polybutene-1 product lines to Advanced Polymer Solutions.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income	$504	$384	$543	$888	$1,172
EBITDA	635	516	671	1,151	1,427

Three months ended June 30, 2019 versus three months ended March 31, 2019 - EBITDA increased $119 million versus the first quarter 2019. Compared with the prior period, olefins results increased approximately $90 million. Ethylene margin improved as feedstock price declines outpaced a decline in the price of ethylene and sales volume increased. Polyethylene results increased more than $25 million primarily due to a spread increase for polyethylene over ethylene of nearly $65 per ton.

Three months ended June 30, 2019 versus three months ended June 30, 2018 - EBITDA decreased $36 million versus the second quarter 2018. Compared with the prior period, olefins results increased more than $150 million. Ethylene margin improved primarily due to decreased feedstock costs and increased co-product prices. Polyolefins results decreased about $190 million driven by a spread decline in polyethylene over ethylene of approximately $225 per ton.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income	$226	$186	$245	$412	$526
EBITDA	331	296	355	627	774

Three months ended June 30, 2019 versus three months ended March 31, 2019 - EBITDA increased $35 million versus the first quarter 2019. Compared with the prior period, olefins results increased more than $55 million. Margin improved driven by an increase in the price of ethylene and volume increased with improved operating rates. Combined polyolefins results decreased $15 million driven by lower volumes.

Three months ended June 30, 2019 versus three months ended June 30, 2018 - EBITDA decreased $24 million versus the second quarter 2018. Results for the second quarter 2019 include the impact of approximately $15 million due to a decrease in the euro versus the U.S. dollar exchange rate relative to the second quarter 2018. Compared with the prior period, olefins results increased more than $30 million driven by an improvement in margin as declines in feedstock costs outpaced ethylene price declines. Combined polyolefins results decreased approximately $25 million. Polypropylene spread over propylene declined about $55 per ton and polyethylene volume declined.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels and Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income	$372	$314	$569	$686	$977
EBITDA	448	390	642	838	1,128

Three months ended June 30, 2019 versus three months ended March 31, 2019 - EBITDA increased $58 million versus the first quarter 2019. Compared with the prior period, Propylene Oxide & Derivatives results decreased $35 million primarily due to a decline in volume. Intermediate Chemicals results increased more than $25 million driven by an increase in volume for most products. Oxyfuels & Related Products results increased approximately $75 million primarily due to seasonal margin improvements.

Three months ended June 30, 2019 versus three months ended June 30, 2018 - EBITDA decreased $194 million versus the record-setting second quarter 2018 results. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $55 million primarily due to a decline in volume. Intermediate Chemicals results decreased $125 million driven by a decline in margin and volume for most products. Oxyfuels & Related Products were relatively unchanged with margin improvements offsetting volume declines.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1. A. Schulman was acquired on August 21, 2018, and results from the acquisition are included prospectively.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income	$91	$119	$112	$210	$226
EBITDA	120	148	121	268	244

Three months ended June 30, 2019 versus three months ended March 31, 2019 - EBITDA decreased $28 million versus the first quarter 2019. Integration costs related to the acquisition of A. Schulman and assigned to the segment were $3 million higher in the second quarter 2019 versus the first quarter. Compared with the prior period, Compounding & Solutions results decreased approximately $20 million. Volume declined in most products and margin declined primarily due to a lag in raw material pricing for polypropylene compounds. Advanced Polymers results were relatively unchanged.

Three months ended June 30, 2019 versus three months ended June 30, 2018 - EBITDA decreased $1 million versus the second quarter 2018. Integration costs related to the acquisition and assigned to the segment were $19 million during the second quarter 2019. Compared with the prior period, Compounding & Solutions results increased $35 million primarily due to the addition of new product lines from the acquisition partially offset by reduced polypropylene compounds volume. Advanced Polymers results decreased approximately $20 million driven by reduced volume and margin.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income (loss)	$(110)	$(59)	$58	$(169)	$73
EBITDA	(66)	(15)	104	(81)	167

Three months ended June 30, 2019 versus three months ended March 31, 2019 - EBITDA decreased $51 million versus the first quarter 2019. The Maya 2-1-1 industry benchmark crack spread increased $5.44 per barrel to $18.99 per barrel for the second quarter. Margin declined due to higher prices for heavy sour crude oil purchased on the U.S. Gulf Coast spot market. The Houston Refinery continued to run well with crude throughput relatively unchanged at 261,000 barrels per day.

Three months ended June 30, 2019 versus three months ended June 30, 2018 - EBITDA decreased $170 million versus the second quarter 2018. Margin declined due to challenging market conditions and weakness in naphtha and propylene. The Maya 2-1-1 spread decreased $6.95 per barrel to $18.99 per barrel. Crude throughput was relatively unchanged at 261,000 barrels per day.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income	$96	$73	$100	$169	$146
EBITDA	107	83	113	190	169

Three months ended June 30, 2019 versus three months ended March 31, 2019 - EBITDA increased $24 million versus the first quarter 2019 primarily due to an increase in licensing revenue as several licenses reached revenue milestones.

Three months ended June 30, 2019 versus three months ended June 30, 2018 - EBITDA decreased $6 million versus the second quarter 2018.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $622 million during the second quarter 2019. Our cash and liquid investment balance was $1.9 billion at June 30, 2019. There were 370 million common shares outstanding as of June 30, 2019. The company paid dividends of $388 million during the second quarter 2019.

Reconciliations and Additional Information
Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call August 2 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 2:00 p.m. EDT August 2 until September 1 at 11:59 p.m. EDT. The replay dial-in numbers are 888-277-9385 (U.S.) and +1 402-998-0509 (international). The passcode for each is 5713.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2018, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2018					2019
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,646	$2,542	$2,770	$2,450	$10,408	$2,111	$2,114	$4,225
Olefins & Polyolefins - EAI	2,960	2,900	2,643	2,335	10,838	2,535	2,505	5,040
Intermediates & Derivatives	2,343	2,584	2,509	2,152	9,588	1,894	2,062	3,956
Advanced Polymer Solutions	838	833	1,039	1,314	4,024	1,339	1,258	2,597
Refining	2,257	2,569	2,499	1,832	9,157	1,882	2,180	4,062
Technology	115	182	171	115	583	141	173	314
Other/Eliminations	(1,392)	(1,404)	(1,476)	(1,322)	(5,594)	(1,124)	(1,244)	(2,368)
Continuing operations	$9,767	$10,206	$10,155	$8,876	$39,004	$8,778	$9,048	$17,826

Operating income (loss):
Olefins & Polyolefins - Americas	$629	$543	$572	$507	$2,251	$384	$504	$888
Olefins & Polyolefins - EAI	281	245	141	15	682	186	226	412
Intermediates & Derivatives	408	569	431	308	1,716	314	372	686
Advanced Polymer Solutions	114	112	48	55	329	119	91	210
Refining	15	58	38	(139)	(28)	(59)	(110)	(169)
Technology	46	100	88	50	284	73	96	169
Other	1	(1)	(1)	(2)	(3)	—	(2)	(2)
Continuing operations	$1,494	$1,626	$1,317	$794	$5,231	$1,017	$1,177	$2,194

Depreciation and amortization:
Olefins & Polyolefins - Americas	$106	$109	$111	$116	$442	$115	$117	$232
Olefins & Polyolefins - EAI	56	52	50	50	208	53	52	105
Intermediates & Derivatives	73	72	71	71	287	72	74	146
Advanced Polymer Solutions	8	9	22	30	69	29	30	59
Refining	46	46	45	55	192	43	44	87
Technology	10	12	10	11	43	10	11	21
Continuing operations	$299	$300	$309	$333	$1,241	$322	$328	$650

EBITDA:(a)
Olefins & Polyolefins - Americas	$756	$671	$704	$631	$2,762	$516	$635	$1,151
Olefins & Polyolefins - EAI	419	355	262	127	1,163	296	331	627
Intermediates & Derivatives	486	642	504	379	2,011	390	448	838
Advanced Polymer Solutions	123	121	70	86	400	148	120	268
Refining	63	104	84	(84)	167	(15)	(66)	(81)
Technology	56	113	98	61	328	83	107	190
Other	10	4	10	12	36	10	4	14
Continuing operations	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428	$1,579	$3,007

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$242	$311	$247	$279	$1,079	$276	$257	$533
Olefins & Polyolefins - EAI	58	40	58	92	248	64	39	103
Intermediates & Derivatives	68	80	100	161	409	179	238	417
Advanced Polymer Solutions	15	10	16	21	62	16	11	27
Refining	36	45	47	122	250	43	53	96
Technology	8	9	12	19	48	17	17	34
Other	2	1	2	4	9	4	7	11
Continuing operations	$429	$496	$482	$698	$2,105	$599	$622	$1,221

(a) See Table 9 for the reconciliation of EBITDA to net income.

Table 9 - Reconciliation of Net Income to EBITDA
	2018					2019
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total
Net income (a)(b)	$1,231	$1,654	$1,113	$692	$4,690	$817	$1,003	$1,820
Loss from discontinued operations, net of tax	—	1	2	5	8	—	3	3
Income from continuing operations(a)(b)	1,231	1,655	1,115	697	4,698	817	1,006	1,823
Provision for (benefit from) income taxes(b)	303	(21)	232	99	613	203	169	372
Depreciation and amortization	299	300	309	333	1,241	322	328	650
Interest expense, net	80	76	76	83	315	86	76	162
EBITDA(c)	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428	$1,579	$3,007

(a) The third quarter of 2018, fourth quarter of 2018, first quarter of 2019 and second quarter of 2019 include after-tax charges of $42 million, $15 million, $12 million and $15 million respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.

(b) The second quarter of 2018 includes a $346 million non-cash benefit from the release of unrecognized tax benefits and associated accrued interest.
(c) EBITDA for the third quarter of 2018, fourth quarter of 2018, first quarter of 2019 and second quarter of 2019 include pre-tax charges of $53 million, $20 million, $16 million and $19 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.